UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
August 7, 2015
Date of Report (Date of earliest event reported)

SOLARWINDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34358	73-1559348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (512) 682-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant
On August 7, 2015, SolarWinds, Inc. (the “Company”) borrowed $100 million under a revolving loan under the Credit Agreement, dated as of October 4, 2013, by and among the Company, the Lenders referred to therein, Wells Fargo Bank, National Association, as administrative agent for the Lenders, and Wells Fargo Securities, LLC (the “Credit Agreement”). The loan proceeds will be used to finance a portion of the Company's share repurchase program, which was announced on July 27, 2015, and for general corporate purposes.
The revolving loan bears interest at an adjusted LIBOR rate based, at the Company’s option, on one, three or six-month interest periods, plus a margin of 1.25% to 2.00%, in each case with such margin being determined based on the consolidated total leverage ratio as of the last day of the most recently completed fiscal quarter. Interest is due and payable at the end of each interest period. The principal amount under the revolving loan, together with all accrued and unpaid interest, is due on October 4, 2018. The Company may prepay the revolving loan, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs.
The information set forth under Item 1.01 in the Company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 7, 2013, regarding the material terms of the Credit Agreement is incorporated herein by reference to the extent required.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARWINDS, INC.

Dated:	August 7, 2015	By:	/s/ KEVIN B. THOMPSON

Kevin B. Thompson
President and Chief Executive Officer